Exhibit 99.1

Allegheny Technologies Announces Common Stock Offering

PITTSBURGH--(BUSINESS WIRE)--November 7, 2017--Allegheny Technologies Incorporated (NYSE:ATI) announced today its intention to offer, subject to market and other conditions, 17,000,000 shares of common stock in an underwritten registered public offering. ATI expects to grant the underwriter a 30-day option to purchase up to 2,550,000 additional shares of common stock.

ATI intends to use the net proceeds from the offering to fund a redemption of all of ATI’s outstanding 9.375% Senior Notes due 2019 (the “2019 Notes”), of which $350.0 million aggregate principal amount is outstanding, in accordance with the terms of the indenture governing the 2019 Notes. Any net proceeds from the offering that are not used to fund a redemption of all of the outstanding 2019 Notes will be used for general corporate purposes.

Goldman Sachs & Co. LLC is acting as the sole book-running manager for the offering.

The offering of these securities is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316 or by emailing prospectusgroup-ny@ny.email.gs.com.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.4 billion for the twelve month period ending September 30, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products.

CONTACT:
Allegheny Technologies Incorporated
Scott Minder, 412-395-2720